Exhibit 99.1

NYSE: MMP

Date:	May 20, 2004

Contact:	Paula Farrell (918) 573-9233 paula.farrell@magellanlp.com

Magellan Midstream Partners Prices Equity Offering

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has priced its previously announced public offering of one million common units at $47.60 per common unit. The net proceeds from this offering of approximately $46.3 million, after payment of underwriting discounts and estimated offering expenses, will be used principally to refinance a portion of the partnership’s existing debt.

In a concurrent secondary offering, Magellan Midstream Holdings, L.P., the owner of the partnership’s general partner, also priced two million of the partnership’s common units at $47.60 per common unit. Following the closing of the equity offerings described above, Magellan Midstream Holdings will own approximately 28 percent of the partnership.

Lehman Brothers Inc. and Goldman, Sachs & Co. are leading the equity offerings, which are expected to close on May 25, 2004. The underwriters have the option to purchase up to 450,000 additional common units from Magellan Midstream Holdings to cover over-allotments.

When available, a copy of the final common unit prospectus supplement and related base prospectuses associated with the common unit offerings may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: 631-254-7106, Fax: 631-254-7268, e-mail: niokioh_wright@adp.com, or Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004, Phone: 212-902-1171.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offerings may be made only by means of the prospectuses and related prospectus supplements.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.